Exhibit 99.1

MicroVision Unveils New MOVIA™ Sensor and Wins Order for Legacy Sensor

REDMOND, WA / ACCESSWIRE / April 5, 2023 / MicroVision, Inc. (NASDAQ:MVIS), a leader in MEMS-based solid-state automotive lidar and advanced driver-assistance systems (ADAS) solutions, today announced the launch of its solid-state flash-based MOVIA lidar sensor. The small form factor and light weight of the MOVIA sensor make it appealing for a wide variety of industrial applications, such as agriculture, logistics, mining, and nautical applications. Additionally, the near- and mid-range MOVIA sensor also complements our high-speed dynamic-range MAVIN™ sensor and adds further depth to our complete lidar perception system offerings for automotive OEMs.

MicroVision also announced continued progress in sales of the legacy Gen 1 Scala sensor, the first automotive lidar sensor installed in passenger vehicles in series production. Expanding on established relationships, MicroVision recently received another significant purchase commitment for this sensor and related software from a large repeat customer.

“We are happy to support the continued sale of products to long-time Ibeo customers,” said Sumit Sharma, MicroVision’s Chief Executive Officer. “We’re also excited about developing opportunities to sell the MOVIA flash sensor, both as a standalone sensor for industrial applications and as a complementary sensor in OEMs’ ADAS systems.”

Based on a combination of sales of software, hardware, and services to various customers, MicroVision expects to record $400,000 to $500,000 in revenue for the first quarter of 2023, which includes only two months of contribution from the acquired business following the January 31 closing. The Q1 2023 revenue performance positions the Company well for its financial targets and milestones for the full year 2023, as previously disclosed on February 28, 2023.

“Our teams have made significant progress in seamlessly integrating the technologies and operations of Ibeo into MicroVision within the first two months of the January 31, 2023 closing of the acquisition of assets from Ibeo Automotive Systems. With the recently received purchase commitments from some large customers, we are very pleased with our revenue trajectory. We see this year shaping up well for MicroVision, which now has over 50 years of combined market experience and over 20 years of operating history as a traditional public company. Our broad spectrum of product offerings and technology for both automotive and non-automotive applications powered by a deep IP portfolio of 735 patents clearly differentiates us from all the other lidar companies in the market,” said Anubhav Verma, MicroVision’s Chief Financial Officer.

Since the closing of MicroVision’s acquisition of certain assets of Ibeo, in addition to the high-speed dynamic-range MAVIN lidar sensor targeted for sale to automotive OEMs and Tier 1 suppliers, MicroVision has begun selling the MOSAIK Suite as a system solution for validating vehicle sensors for ADAS and autonomous vehicle applications, as well as the MOVIA sensor and Gen 1 Scala sensor and software. This unique product portfolio allows MicroVision to realize near-term sales while developing momentum for long-term opportunities and series production.

About MicroVision

With over 350 employees and global presence in Redmond, Detroit, Hamburg, and Nuremberg, MicroVision is a pioneering company in MEMS-based laser beam scanning technology that integrates MEMS, lasers, optics, hardware, algorithms and machine learning software into its proprietary technology to address existing and emerging markets. The Company’s integrated approach uses its proprietary technology to provide automotive lidar sensors and solutions for advanced driver-assistance systems (ADAS) and for non-automotive applications including industrial, smart infrastructure and robotics. The Company has been leveraging its experience building augmented reality micro-display engines, interactive display modules, and consumer lidar modules.

For more information, visit the Company’s website at www.microvision.com, on Facebook at www.facebook.com/microvisioninc, and LinkedIn at https://www.linkedin.com/company/microvision/.

MicroVision, MAVIN, MOSAIK, and MOVIA are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including the Company’s estimates of expected revenue, are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These statements reflect our expectations, assumptions and estimates as of the date of this release, and actual results may differ materially from the results predicted. The preparation of forward-looking financial guidance requires the Company to make estimates and assumptions; actual results may differ materially from these estimates under different assumptions or conditions. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include the risk to the Company’s ability to operate with limited cash or to raise additional capital when needed; market acceptance of its technologies and products or for products incorporating its technologies; the failure of its commercial partners to perform as expected under its agreements; its financial and technical resources relative to those of its competitors; its ability to keep up with rapid technological change; government regulation of its technologies; its ability to enforce its intellectual property rights and protect its proprietary technologies; the ability to obtain customers and develop partnership opportunities; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market its products; potential product liability claims; its ability to maintain its listing on The Nasdaq Stock Market, and other risk factors identified from time to time in the Company’s SEC reports, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the SEC. These factors are not intended to represent a complete list of the general or specific factors that may affect the Company. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this release may affect the Company to a greater extent than indicated. Except as expressly required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Investor Relations Contact

Jeff Christensen

Darrow Associates Investor Relations

MVIS@darrowir.com

Media Contact

Robyn Komachi

Marketing@MicroVision.com

SOURCE: MicroVision, Inc.

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